Exhibit 99

FOR IMMEDIATE RELEASE
October 7, 2019

Contact: Todd Shoot
Treasurer / VP, Investor Relations
(217) 221-4416

Titan International, Inc. Sells 10.4% Stake in Wheels of India for approximately $19 million

QUINCY, Ill.-Titan International, Inc. (the "Company" or "Titan") announced today that on October 3, 2019, through one of its wholly-owned subsidiaries, the Company completed the sale of shares of Wheels India Limited (“Wheels India”) in on-market trades on the National Stock Exchange of India Ltd. The sale reduces the Company’s indirect ownership interest in Wheels India from approximately 34.2% of the outstanding shares of Wheels India to approximately 23.8%.  The Company received net proceeds from the on-market trades of approximately $19 million, net of charges, discounts and commissions, which Titan expects to use to pay down outstanding indebtedness. Wheels India is one of the largest global steel wheel manufacturers.

Paul Reitz, President and Chief Executive Officer, commented, “During our 2nd quarter earnings release, we noted our multi-dimensional plan of attack to effectively deal with the current business cycle that included protection of our balance sheet as a facet of the plan.  This recent action to sell Wheels of India shares is among the several steps we are taking to optimize our balance sheet and cost position in light of the current market conditions.  I expect to see further cash flow improvements over the course of the next several quarters, coming from improvements in our working capital management that we are already seeing, along with other asset sales, which will enhance our flexibility to manage the business in the current business climate.”

Paul Reitz continued, “We firmly believe that Wheels of India is a strong company on a good path for the future.  We continue to support its current leadership and will maintain our two board seats as part of our remaining 23.8% stake.”

Titan International, Inc.’s Board Chairman, Maurice Taylor, stated, “The Board of Director’s congratulates CEO and President, Paul Reitz, and his team for the execution of this share sale.  They are taking the proper actions to reduce non-core assets and to concentrate our investments into our core wheels, tires and undercarriage businesses.  The markets have been very difficult to say the least, but there are reasons to be optimistic that the next year could see an uptick in both farm and construction.  It is a fact that Titan’s primary factories are in countries that have major agriculture economies that produce and export food.  Populations continue to grow around the world and in developing countries people are continually eating a higher protein-based diet, which requires more agricultural output to support that growth.  The Board agrees with the Titan’s team plan to reduce our non-core assets that have been part of Titan’s expansion over the last 30 years and to focus more heavily on our Ag wheels and tires businesses that are #1 in the world.

Safe Harbor Statement
This press release contains forward-looking statements including statements concerning expected cash flow improvements over the course of the next several quarters. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "plan," "would," "could," "potential," "may," "will," and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the risk that our cash flow over the course of the next several quarters does not improve as expected as a result of continued market challenges and the other risks and factors detailed in the Company's periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.
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